Exhibit 2.3

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of [             ], 2018, is by and between OvaScience, Inc., a Delaware corporation (“Orion”), the Person set forth on Schedule A (the “Stockholder”), and solely with respect to Section 1.4, Millendo Therapeutics, Inc., a Delaware corporation (the “Company”).

WHEREAS, as of the date hereof, the Stockholder is the holder of the number of shares of common stock, par value $0.001 per share (“Common Stock”), Class Common-1 Stock, par value $0.001 per share (“Class Common-1 Stock” and together with the Common Stock, the “Common Shares”) and preferred stock, par value $0.0001 per share (“Preferred Stock”), of the Company, and/or options to purchase Common Shares (“Company Options”) and/or warrants to purchase Common Shares (“Company Warrants”), in each case, set forth opposite the Stockholder’s name on Schedule A (all such shares of Common Stock, Common-1 Stock and Preferred Stock set forth on Schedule A, together with any shares of Common Stock, Common-1 Stock or Preferred Stock or securities convertible into, exchangeable for or that represent the right to receive Common Stock, Common-1 Stock or Preferred Stock that are issued to or otherwise acquired or owned by the Stockholder, in each case, solely after the date of this Agreement but prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, the Company, Orion Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Orion (“Merger Sub”), and Orion propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Orion has required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (in the Stockholder’s capacity as a holder of Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

The Stockholder hereby covenants and agrees that:

1.1.   Voting of Subject Shares.  The Stockholder agrees that, during the term of this Agreement, at every meeting of the holders of capital stock of the Company (the “Company Stockholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if the Company Stockholders act by written consent in lieu of a meeting), the Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote (or cause to be voted) the Stockholder’s Subject Shares (a) in favor of (i) the approval and adoption of the Merger Agreement, (ii) the approval of the Contemplated Transactions, and (iii) any other proposal included in the written consent presented to the Company Stockholders in connection with, or related to, the consummation of the Merger for which the Board of Directors of the Company has recommended that the Company Stockholders vote in favor; and (b) against any competing Company Acquisition Proposal.

1.2.   No Inconsistent Arrangements. Except as expressly provided or required hereunder or under the Merger Agreement, the Stockholder agrees not to, directly or indirectly, (a) create any Encumbrance other than restrictions imposed by applicable Law or pursuant to this Agreement on any Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or (e) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect, or have the effect of preventing the Stockholder from performing the Stockholder’s obligations hereunder.  Notwithstanding any of the foregoing, (x) the Stockholder may make Transfers of the Subject Shares (i) by will, operation of law, or for estate planning or charitable purposes, (ii) to stockholders, corporations, partnerships or other business entities that are direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, general or limited partners, members or managers, or to another corporation, partnership, limited liability company or other investment or business entity that controls, is controlled by or is under direct or indirect common control with the Stockholder, or (iii) if the Stockholder is a trust, to any beneficiary of the Stockholder or the estate of any such beneficiary; provided that in each such case, the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides Orion with a copy of such agreement promptly upon consummation of any such Transfer, (y) with respect to the Stockholder’s Company Options which expire on or prior to the termination of this Agreement, the Stockholder may make Transfers of the Subject Shares (i) to the Company as payment for the exercise price of the Stockholder’s Company Options and (ii) as payment for taxes applicable to the exercise of the Stockholder’s Company Options and (z) the Stockholder may take all actions reasonably necessary to consummate the transactions contemplated by the Merger Agreement.

1.3.   Documentation and Information. The Stockholder shall permit and hereby authorizes Orion and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company or Orion reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, a copy of this Agreement, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement; provided, that Orion and the Company, as applicable, shall afford the Stockholder at least three Business Days’ advance notice to review and comment on such disclosure, and shall consider in good faith any such comments. The Company is an intended third-party beneficiary of this Section 1.3.

1.4.   Irrevocable Proxy.

(a)           Except with respect to any agreement set forth on Section 2.2 of the Company Disclosure Schedule (each, as may be amended from time to time), the Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Shares. The Stockholder hereby irrevocably, but subject to the terms of this Agreement and only (i) until the Expiration Time, at which time this proxy shall automatically be revoked, and (ii) with respect the Subject Shares, appoints Orion, and any individual designated in writing by Orion, as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to (in each case, solely if and to the extent that the Stockholder first fails to vote or consent after being given a reasonable opportunity to do so, or attempts to vote or consent in a manner inconsistent with, the provisions of Section 1.1): (a) attend any and all meetings of the Company Stockholders to the extent such meeting is called with respect to the matters specified in Section 1.1, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Stockholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of the Company Stockholders or in connection with any action sought to be taken by written consent of the Company Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of the Company Stockholders or in connection with any action sought to be taken by written consent without a meeting.  Orion agrees not to exercise the proxy granted herein for any purpose other than the purposes expressly described in Section 1.1 of this Agreement.  The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder, as applicable) until the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 9 thereof or otherwise, or (c) upon mutual written agreement of the parties to terminate this Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2 or this Section 1.4(a). The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Orion.  The Stockholder hereby affirms that the proxy set forth in this Section 1.4(a) is given in connection with and granted in consideration of and as an inducement to Orion to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1.1.  The proxy set forth in this Section 1.4(a) is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2.

(b)           The Company agrees that to the extent any previous proxy granted in favor of the Company is not revoked pursuant to the terms of Section 1.4(a) and solely to the extent such previous proxy is applicable to the matters set forth herein, the Company shall (a) attend any and all meetings of the Company Stockholders to the extent such meeting is called with respect to the matters specified in Section 1.1, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Stockholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of the Company Stockholders or in connection with any action sought to be taken by written consent of the Company Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of the Company Stockholders or in connection with any action sought to be taken by written consent without a meeting.

1.5.  No Solicitation of Transactions.  Without limiting and subject to the provisions of Section 4.14 hereof, the Stockholder shall not, directly or indirectly, in its capacity as a Stockholder, (i) solicit, initiate or knowingly facilitate or encourage the submission of any Company Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise knowingly cooperate with respect to, or knowingly facilitate or encourage, any unsolicited proposal that constitutes or may reasonably be expected to lead to a Company Acquisition Proposal.

1.6   No Exercise of Appraisal Rights; Waivers. In connection with the Contemplated Transactions, the Stockholder hereby expressly (a) waives, to the extent permitted under applicable Law, the applicability of the provisions for dissenters’ or appraisal rights set forth in Section 262 of the DGCL (or any other similar applicable state Law), with respect to any Subject Shares, (b) agrees that the Stockholder will not, under any circumstances in connection with the Contemplated Transactions, exercise or assert any dissenters’ or appraisal rights in respect of any Subject Shares, and (c) agrees that the Stockholder will not, other than in the event of fraud or willful misrepresentation, bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, or the approval of the Merger Agreement by the Board of Directors of the Company, breaches any fiduciary duty of the Board of Directors of the Company or any member thereof; provided, that the Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Stockholder that relates solely to the Stockholder’s capacity as a director, officer or securityholder of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Orion as of the date hereof that except with respect to the Company’s bylaws or any agreement set forth on Section 2.2 of the Company Disclosure Schedule (each, as may be amended from time to time):

2.1.   Authorization; Binding Agreement.  The Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

2.2.   Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Stockholder’s Subject Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrance (including any restriction on the right to vote or otherwise transfer the Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) the Subject Shares may be subject to any risk of forfeiture with respect to any shares of Common Stock granted to the Stockholder under an agreement with or employee benefit plan of the Company, and (d) with respect to Company Options, provided pursuant to the terms of the Company Option and any stock option plan under which such Company Option was granted.  The Subject Shares constitute all of the capital stock owned by the Stockholder of the Company as of the date hereof.  Except pursuant to this Agreement or pursuant to the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares.

2.3.   Voting Power.  Except as may be set forth on Schedule A or pursuant to any agreement set forth on Section 2.2 of the Company Disclosure Schedule (each, as may be amended from time to time), the Stockholder has full voting power or corporate power, as applicable, with respect to the Stockholder’s Subject Shares, and full power or corporate power, as applicable, of disposition, full power or corporate power, as applicable, to issue instructions with respect to the matters set forth herein and full power or corporate power, as applicable, to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Subject Shares.  None of the Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

2.4.   Reliance.  The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing.  The Stockholder understands and acknowledges that Orion is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.5.    Absence of Litigation.  With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) that would be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ORION

Orion represents and warrants to the Stockholder that:

3.1.   Organization; Authorization.  Orion is a corporation duly incorporated under the Laws of the State of Delaware.  The consummation of the transactions contemplated hereby are within Orion’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Orion.  Orion has full power and authority to execute, deliver and perform this Agreement.

3.2.   Binding Agreement. This Agreement has been duly authorized, executed and delivered by Orion and constitutes a valid and binding obligation of Orion enforceable against Orion in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

ARTICLE IV

MISCELLANEOUS

4.1.   Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic mail transmission) and shall be given, (a) if to Orion, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address set forth on a signature page hereto, or to such other address as the Stockholder may hereafter specify in writing to Orion for such purpose.

4.2.   Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 9 thereof or otherwise, or (c) upon mutual written agreement of the parties to terminate this Agreement (each of the foregoing, an “Expiration Time”). Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve either party from liability for any breach of this Agreement prior to termination hereof and (ii) the provisions of this Article IV shall survive any termination of this Agreement.

4.3.   Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4.   Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as set forth in Section 1.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.  Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

4.5.   Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Orion and the Stockholder hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court does not have proper jurisdiction, then the Federal court of the U.S. located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to the foregoing shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.6.   Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement.  Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, electronic signature, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes.  Each party that delivers such a signature page agrees to later deliver an original counterpart to any other party that requests it.

4.7.   Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

4.8.   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9.   Specific Performance. The parties hereto agree that Orion would be irreparably damaged if for any reason the Stockholder fails to perform any of its obligations under this Agreement and that Orion may not have an adequate remedy at law for money damages in such event. Accordingly, Orion shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10.   Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11.   No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

4.12.   Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13.   Interpretation.  Unless the context otherwise requires, as used in this Agreement:  (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

4.14.   Capacity as Stockholder.  The Stockholder signs this Agreement solely in the Stockholder’s capacity as a Company stockholder, and not in the Stockholder’s capacity as a director, officer or employee of the

Company or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.  Notwithstanding anything herein to the contrary, nothing herein shall in any way limit or restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust, or prevent any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking or failing to take any action in his or her capacity as such director, officer, trustee or fiduciary and no such action or omission will be deemed a breach of this Agreement.

4.15.   Conversion or Exercise.  Nothing contained in this Agreement shall require the Stockholder (or shall entitle any proxy of the Stockholder) to (a) convert, exercise or exchange any Company Options, Company Warrants or convertible securities in order to obtain any underlying Subject Shares or (b) vote, or execute any consent with respect to, any Subject Shares underlying such Company Options, Company Warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

4.16.   Representations and Warranties.  The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

4.17.   No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s organizational documents, the possible acquisition of the Company by Orion pursuant to the Merger Agreement, (b) the Merger Agreement is executed and delivered by all parties thereto and (c) this Agreement is executed and delivered by all parties hereto.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

OVASCIENCE, INC.

By:
Name:
Title:

[Signature Page to Millendo Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

MILLENDO THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Millendo Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Name:
By:

[Signature Page to Millendo Voting Agreement]

Schedule A

Name of Stockholder	No. of Shares of Common Stock	No. of Shares of Common- 1 Stock	No. of Shares of Preferred Stock	Options to Purchase Common Stock
[•]	[•]	[•]	[•]	[•]